Exhibit 5

[Letterhead of Jacobs Law Group PC]

December 14, 2011

Sotheby’s

1334 York Avenue

New York, New York 10021

Re:	Registration Statement on Form S-8/Sotheby’s Restricted Stock Unit Plan

This firm has acted as special counsel to Sotheby’s, a Delaware corporation (the “Company”), with respect to the filing on or about the date of this opinion letter of a Registration Statement on Form S-8 (the “Registration Statement”) under the United States Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission. The Registration Statement relates to the proposed offering and sale of up to 742,771 shares (the “Shares”) of the Company’s Common Stock, par value $0.01 per share, reserved for issuance under the Sotheby’s Restricted Stock Unit Plan ( the “Plan”).

We have reviewed originals or copies of various documents and filings, certified or otherwise identified to our satisfaction, of corporate records of the Company and certificates of public officials and officers of the Company, including, by way of example and not of limitation, the Registration Statement and the following documents, certified as in effect as of the date of this opinion letter by the Secretary of the Company: (i) the Plan; (ii) resolutions of the Company’s Board of Directors and the Compensation Committee of the Board of Directors related to the Plan and the Registration Statement; (iii) the Company’s Certificate of Incorporation; and (iv) the Company’s amended and restated bylaws (as further amended).

In rendering the opinions expressed below, we have assumed the authenticity of all documents and records examined, the conformity with the original documents of all documents submitted to us as copies and the genuineness of all signatures. In addition, we have assumed, and have not verified, the accuracy as to factual matters of each document or record we have reviewed.

Based upon and subject to the foregoing and the further qualifications set forth below, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the Plan, that the Shares will be validly issued, fully paid and non-assessable.

JACOBS LAW GROUP, PC

Sotheby’s

December 14, 2011

One or more of our attorneys are admitted to practice in the Commonwealth of Pennsylvania and the States of New York and New Jersey. We have made such investigation of the law of the State of Delaware as we have considered appropriate for the purpose of rendering the opinions expressed above. The foregoing opinions are limited to the General Corporation Law of the State of Delaware (as amended, the “Law”), including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Law.

This opinion is based solely upon laws and regulations in existence as of the date of this opinion as they presently apply and to the facts as they presently exist. In rendering this opinion, we are not assuming any obligation to advise the Company of changes in law or fact (or the effect of any such changes on the opinions expressed in this opinion letter) that may in the future come to our attention.

This opinion is being furnished to the Company solely for its benefit in connection with the subject matter of this opinion, is not to be used, quoted, circulated or otherwise referred to for any other purpose without our prior express written consent and may not be relied on by any entity or individual other than the Company without our express prior written consent.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission adopted pursuant to the Act.

Very truly yours,

/s/ Jacobs Law Group PC